As filed with the Securities and Exchange Commission on February 12, 1997
                                                     Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                       CHILDREN'S BROADCASTING CORPORATION
             (Exact name of registrant as specified in its charter)

          MINNESOTA                    5961                 41-1663712
(State or other jurisdiction of  (Primary Standard      (I.R.S. Employer
incorporation or organization)      Industrial         Identification No.)
                                  Classification
                                   Code Number

                             724 FIRST STREET NORTH
                          MINNEAPOLIS, MINNESOTA 55401
          (Address, including zip code, of principal executive offices)

                                 --------------

                       1996 EMPLOYEE STOCK PURCHASE PLAN

                      NON-QUALIFIED STOCK OPTION AGREEMENTS
                            (Full title of the plans)

                                 --------------

           JAMES G. GILBERTSON, CHIEF OPERATING OFFICER AND TREASURER
                       CHILDREN'S BROADCASTING CORPORATION
                             724 FIRST STREET NORTH
                          MINNEAPOLIS, MINNESOTA 55401
                                 (612) 338-3300
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:

    AVRON L. GORDON, ESQ.                            LANCE W. RILEY, ESQ.
   BRETT D. ANDERSON, ESQ.                   CHILDREN'S BROADCASTING CORPORATION
   BRIGGS AND MORGAN, P.A.                          724 FIRST STREET NORTH
       2400 IDS CENTER                          MINNEAPOLIS, MINNESOTA 55401
MINNEAPOLIS, MINNESOTA 55402                            (612) 330-9521
       (612) 334-8417

                         CALCULATION OF REGISTRATION FEE



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                                                                             Proposed
                                                  Proposed maximum           maximum
   Title of securities to be       Amount to be   offering price per         aggregate              Amount of
          registered               registered          share               offering price       registration fee
----------------------------------------------------------------------------------------------------------------
Common Stock, $.02 par value,
issuable under the 1996 Employee
Stock Purchase Plan                   400,000          $3.93(1)            $1,572,000(1)            $  476
Non-Qualified Stock
Option Agreements Held by:

   Christopher T. Dahl                 66,250          $8.00               $  530,000               $  161
   Melvin E. Paradis                   75,000          $8.38               $  628,500               $  190
   Gary W. Landis                      60,001         $12.76               $  765,613               $  232
   Lance W. Riley                      40,000          $9.50               $  380,000               $  115
   James G. Gilbertson                 25,000          $5.875              $  146,875               $   45
   Barbara A. McMahon                  25,000          $5.875              $  146,875               $   45
                                      -------                              ----------               ------
     Total                            691,251                              $4,169,863             $  1,264
                                      -------                              ----------             --------
                                      -------                              ----------             --------
----------------------------------------------------------------------------------------------------------------

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(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based upon the last reported sale price for such stock on February 6, 1997, as reported by the Nasdaq National Market System.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

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

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The Company incorporates herein by reference the following documents or portions of documents, as of their respective dates as filed with the Securities and Exchange Commission:

          (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 (File No. 0-21534) filed on March 28, 1996, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

          (b) The Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 (File No. 0-21534) filed on May 3, 1996, August 12, 1996, and November 13, 1996 respectively, and amended by Form 10-QSB/A for the fiscal quarter ended June 30, 1996 (File No. 0-21534) filed on October 17, 1996; and

          (c) The description of the Company's Common Stock contained in its Registration Statement on Form S-2 (No. 33-80721) filed on December 21, 1995, and amended by Amendment Nos. 1, 2, 3 and 4 filed on February 1, February 20, February 27 and February 28, 1996, respectively.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Minnesota Statutes Section 302A.521 provides that a Minnesota business corporation shall indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending, or completed civil, criminal, administrative, arbitration, or investigative proceeding, including a proceeding by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

     The Company's Articles of Incorporation as amended and restated limit the liability of directors in their capacity as directors to the Company or its stockholders to the fullest extent permitted by Minnesota law. Specifically, a director shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its shareholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for dividends, stock repurchases and other distributions made in violation of Minnesota law or for violations of federal or state securities laws; (iv) for any transaction from which the director derived an improper personal benefit; or, (v) for any act or omission occurring prior to the effective date of the provision in the Company's Articles of Incorporation limiting such liability. These provisions do not affect the availability of equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty, although, as a practical matter, equitable relief may not be available.

     Article 6 of the Company's Restated and Amended Bylaws, as amended, provides that director, officers, employees and agents, past or present, of the Company, and persons serving as such of another corporation or entity at the request of the Company, shall be indemnified by the Company for such expenses and liabilities, in such manner, under such circumstances, and to such extent as permitted under Minnesota Statutes Section 302A.521.

ITEM 8.  EXHIBITS.

Exhibit
Number   Description
------   -----------
5.1      Opinion of Lance W. Riley, Esq.
23.1     Consent of Lance W. Riley, Esq. (included in Exhibit 5.1).
23.2     Consent of Ernst & Young LLP.
23.3     Consent of Smolin, Lupin & Co., P.A., Certified Public
         Accountants.
23.4     Consent of Kleiman, Carney & Greenbaum, Certified Public
         Accountants.
24.1     Powers of Attorney (included on Signature Page).

ITEM 9.  UNDERTAKINGS.

          (a)  The undersigned registrant hereby undertakes as follows:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                    Statement:

                    (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933.

                    (ii) To reflect in the Prospectus any facts or events
                         arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                   (iii) To include any material information with respect to the plan of distribution.

               PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by the foregoing paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Minneapolis, state of Minnesota, on this 12th day of February, 1997.

                                      CHILDREN'S BROADCASTING CORPORATION


                                      By      /s/ Christopher T. Dahl
                                         -----------------------------------
                                                  Christopher T. Dahl
                                                  President and Chief Executive
                                                  Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lance W. Riley and James G. Gilbertson, or either of them (with full power to act alone), as his true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


/s/ Christopher T. Dahl  President, Chief Executive         February 12, 1997
-----------------------  Officer and Director
Christopher T. Dahl      (Principal Executive Officer)

/s/ James G. Gilbertson  Chief Operating Officer and        February 12, 1997
-----------------------  Treasurer (Principal
James G. Gilbertson      Accounting Officer and
                         Principal Financial Officer)

/s/ Richard W. Perkins   Director                           February 12, 1997
-----------------------
Richard W. Perkins

/s/ Rodney P. Burwell    Director                           February 12, 1997
-----------------------
Rodney P. Burwell


/s/ Mark A. Cohn         Director                           February 12, 1997
-----------------------
Mark A. Cohn

                                  EXHIBIT INDEX


Exhibit
Number    Description
------    -----------
5.1       Opinion of Lance W. Riley, Esq.

23.2      Consent of Ernst & Young LLP.

23.3      Consent of Smolin, Lupin & Co., P.A., Certified Public Accountants.

23.4      Consent of Kleiman, Carney & Greenbaum, Certified Public Accountants.